Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 22, 2008, accompanying the financial statements of Spheric Technologies, Inc. for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ Farber Hass Hurley LLP

Granada Hills, California

October 14, 2008